Putnam Funds Trust                                  June 7, 2000

June 7, 2000

Putnam Funds Trust
One Post Office Square
Boston, MA  02109

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by Putnam Funds Trust (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares"). The Shares are proposed to be sold pursuant to a Distributor's Contract dated June 7, 1996 (the "Distributor's Contract") between the Trust and Putnam Retail Management, Inc. (formerly Putnam Mutual Funds Corp.)

     We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

     We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

     We are of the opinion that the Shares are currently divided into eleven
(11) separate portfolio series; that the Trust is authorized to issue an unlimited number of Shares of each of the series listed on Exhibit A hereto; and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer by given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to such Registration Statement.

                                             Very truly yours,

                                            /s/ Ropes & Gray

                                             Ropes & Gray


Exhibit A

Series of Putnam Funds Trust:
----------------------------

Putnam Growth Fund
Putnam U.S. Core Fund
Putnam Value Fund
Putnam Equity Fund 98
Putnam New Century Growth Fund (formerly Putnam Investment Fund 98) Putnam International Growth and Income Fund
Putnam Asia Pacific Fund II
Putnam Latin America Fund
Putnam High Yield Trust II
Putnam International Fund 2000
Putnam Technology Fund